UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 21, 2020

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	001-16853	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SBAC	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2020, SBA Communications Corporation (“SBA”) entered into a Purchase Agreement (the “Purchase Agreement”) under which SBA agreed to sell $1.0 billion aggregate principal amount of its 3.875% senior notes due 2027 (the “Notes”) to Citigroup Global Markets Inc., as representative of the several initial purchasers named therein. SBA expects the closing of the Notes to occur on February 4, 2020. The Notes will have an interest rate of 3.875% and will be issued at a price of 100% of their face value. SBA intends to use the net proceeds from the offering to redeem all $750 million aggregate principal amount of its 4.875% senior notes due 2022, and to repay amounts outstanding under its Revolving Credit Facility under its Senior Credit Agreement, which as of January 16, 2020 had an outstanding principal balance of $440.0 million. All remaining net proceeds will be used for general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

Certain of the initial purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with SBA and its affiliates. In addition, certain of the initial purchasers or their affiliates may hold a portion of the 4.875% senior notes due 2022 from time to time and, accordingly, may receive a portion of the net proceeds from the offering. In addition, certain of the initial purchasers or their affiliates serve in various roles under SBA’s Senior Credit Agreement, including as lenders under the Revolving Credit Facility. Accordingly, such lenders will receive a portion of the net proceeds from the offering.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 8.01	Other Events.

On January 21, 2020, SBA issued a press release announcing its intention to offer $750 million aggregate principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.1.

On January 21, 2020, SBA issued a press release announcing the upsizing of its previously announced offering of $750 million aggregate principal amount of Notes to $1.0 billion aggregate principal amount of Notes and the pricing of its $1.0 billion aggregate principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.2.

On January 21, 2020, in connection with the offering of the Notes, SBA called for redemption all $750.0 million aggregate principal amount of its 4.875% senior notes due 2022 at a redemption price equal to 101.219% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by SBA Communications Corporation on January 21, 2020.

99.2	Press release issued by SBA Communications Corporation on January 21, 2020.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: January 21, 2020